Exhibit 99.1

PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) /212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

ORMAT TECHNOLOGIES REPORTS 2012 SECOND QUARTER RESULTS

Quarterly revenues increased 24 percent to $129.8 million;

Q2 net income of $8.7 million

(RENO, Nev.) August 1, 2012 - Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter of 2012.

Quarterly highlights and recent developments:

•	Total revenues increased 24 percent to $129.8 million

•	Cash flow from operations totals $30.2 million

•	Operating income increased 34 percent to $26.0 million

•	EBITDA of $50.8 million

•	Robust product backlog of $242 million as of August 1, 2012

•	30MW McGinness Hills power plant in Nevada is operating at full power

•	Received $72.2 million cash grant for three projects

Commenting on the results, Dita Bronicki, chief executive officer of Ormat, stated: “We had a very good second quarter. Total revenues increased 24 percent period-over-period. Operating income significantly improved. Our organic growth and improved operations results offset the impact of low natural gas prices on our energy rates under the SO#4 PPAs in California.

“We achieved a number of key milestones during the second quarter. On the product side, we continued to win orders and strengthen our already robust backlog. In July, we announced the closing of a $61.4 million engineering, procurement and construction contract with Enel Green Power North America, maintaining our robust product backlog of $242 million. On the electricity side, we recently received off-taker approval of the commercial operation date for our Tuscarora power plant. In addition, we successfully completed the construction of the 30-MW McGinness Hills geothermal power plant demonstrating the strength of our vertically integrated structure to move from green field to production. The 30 MW McGinness Hills power plant that is in full operation since June, increased the total generating capacity of our portfolio to 586 MW.”

Financial Summary

Second Quarter Results

For the three months ended June 30, 2012, total revenues increased by 24.1 percent to $129.8 million from $104.6 million in the second quarter of 2011. Product revenues almost doubled to $44.8 million, from $23.4 million in the three months ended June 30, 2011. Electricity revenues increased 4.7 percent to $85.0 million, up from $81.2 million in the three months ended June 30, 2011.

Operating income for the three months ended June 30, 2012 increased by $6.6 million to $26.0 million from $19.4 million for the three months ended June 30, 2011. The increase is principally attributed to lower maintenance costs in our electricity segment and higher revenues in our product segment due to the increase in new customer orders that were secured in 2011.

For the quarter, the company reported net income of $8.7 million, or $0.19 per share (basic and diluted), compared to $8.2 million, or $0.18 per share (basic and diluted), for the same quarter a year ago.

EBITDA for the second quarter of 2012 was $50.8 million, compared to $47.7 million for the same quarter last year. The reconciliation of GAAP net cash provided by operating activities to EBITDA and additional cash flows information is set forth below.

As of June 30, 2012, cash, cash equivalents and marketable securities were $71.9 million. In addition, as of June 30, 2012, the company has available, committed lines of credit with commercial banks aggregating $466.8 million, of which $64.8 million is unused.

On August 1, 2012, Ormat’s Board of Directors approved the payment of a quarterly dividend of $0.04 per share pursuant to the company’s dividend policy, which targets an annual payout ratio of at least 20 percent of the company’s net income. The dividend will be paid on August 23, 2012 to shareholders of record as of the close of business on August 14, 2012. The company expects to pay a dividend of $0.04 per share in the next quarter.

Commenting on the outlook for 2012, Bronicki said, “We currently maintain our 2012 product revenues to be $165 to $175 million. We narrow the range of our expected electricity forecast to be between $320 and $330 million.”

Six-Month Results

For the six months ended June 30, 2012, total revenues increased 29.5 percent to $262.2 million from $202.4 million in the six months ended June 30, 2011. Net income for the period was $16.7 million, or $0.36 per share (basic and diluted), compared to net loss of $0.7 million, or $0.02 per share (basic and diluted), in the same period in 2011. The increase is principally attributable to the $29.2 million increase in operating income.

Product revenues more than doubled to $94.9 million, from $43.0 million in the six months ended June 30, 2011. Electricity revenues increased 4.9 percent to $167.3 million, up from $159.5 million in the six months ended June 30, 2011.

EBITDA for the six months ended June 30, 2012 was $102.3 million, compared to $74.8 million for the same period last year. The reconciliation of GAAP net cash provided by operating activities to EBITDA and additional cash flows information is set forth below.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters included in this press release at 10 a.m. EDT on Thursday, August 2, 2012. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat’s website.

The webcast will be available approximately two hours after the conclusion of the live call. A replay will be available from 11 a.m. EDT on August 2, 2012. Please call: (855) 859-2056 (U.S. and Canada) (404) 537-3406 (International) and enter the replay code: 99938996.

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 82 U.S. patents. Ormat has engineered and built power plants that it currently owns or has supplied to utilities and developers worldwide, totaling over 1,500 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States - Brady, Brawley, Heber, Jersey Valley, Mammoth, McGinness Hills, Ormesa, Puna, Steamboat, Tuscarora, OREG 1, OREG 2, OREG 3, and OREG 4; in Guatemala - Zunil and Amatitlan; in Kenya - Olkaria III; and, in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Six-Month Periods Ended June 30, 2012 and 2011

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$85,011	$81,190	$167,258	$159,458
Product	44,826	23,424	94,931	42,976

Total revenues	129,837	104,614	262,189	202,434

Cost of revenues:
Electricity	57,953	62,212	115,884	128,149
Product	31,818	9,249	66,445	26,139

Total cost of revenues	89,771	71,461	182,329	154,288

Gross margin	40,066	33,153	79,860	48,146
Operating expenses:
Research and development expenses	1,464	2,575	2,512	4,782
Selling and marketing expenses	4,666	3,725	9,588	6,385
General and administrative expenses	6,793	7,479	14,107	14,486
Write-off of unsuccessful exploration activities	1,151	—	1,919	—

Operating income	25,992	19,374	51,734	22,493
Other income (expense):
Interest income	336	716	724	851
Interest expense, net	(14,263)	(17,442)	(29,141)	(30,522)
Foreign currency translation and transaction gains (losses)	(1,756)	596	(1,742)	1,113
Income attributable to sale of tax benefits	2,589	3,141	5,106	5,280
Other non-operating expense, net	290	915	129	118

Income (loss), before income taxes and equity in losses of investees	13,188	7,300	26,810	(667)
Income tax benefit (provision)	(4,309)	1,007	(9,766)	421
Equity in losses of investees, net	(157)	(69)	(297)	(481)

Net income (loss)	8,722	8,238	16,747	(727)
Net income attributable to noncontrolling interest	(81)	(105)	(211)	(115)

Net income (loss) attributable to the Company’s stockholders	$8,641	$8,133	$16,536	$(842)

Earnings (loss) per share attributable to the Company’s stockholders - basic and diluted:	$0.19	$0.18	$0.36	$(0.02)

Weighted average number of shares used in computation of earnings per share attributable to the Company’s stockholders:
Basic	45,431	45,431	45,431	45,431

Diluted	45,438	45,443	45,438	45,431

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2012 and December 31, 2011

(Unaudited)

	June 30, 2012	December 31, 2011
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$66,684	$99,886
Marketable securities	5,221	18,521
Restricted cash, cash equivalents and marketable securities	97,792	75,521
Receivables:
Trade	42,315	51,274
Related entity	329	287
Other	8,064	9,415
Due from Parent	161	260
Inventories	18,119	12,541
Costs and estimated earnings in excess of billings on uncompleted contracts	10,051	3,966
Deferred income taxes	2,260	1,842
Prepaid expenses and other	24,467	18,672

Total current assets	275,463	292,185
Unconsolidated investments	3,783	3,757
Deposits and other	25,477	22,194
Deferred charges	39,711	40,236
Property, plant and equipment, net	1,560,127	1,518,532
Construction-in-process	325,206	370,551
Deferred financing and lease costs, net	27,188	28,482
Intangible assets, net	37,145	38,781

Total assets	$2,294,100	$2,314,718

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$106,264	$105,112
Billings in excess of costs and estimated earnings on uncompleted contracts	25,272	33,104
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes (non-recourse)	32,460	21,464
Other loans	13,677	13,547
Full recourse	20,647	20,543

Total current liabilities	198,320	193,770
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes (non-recourse)	330,161	341,157
Other loans	93,714	100,585
Full recourse:
Senior unsecured bonds	249,888	250,042
Other loans	53,273	63,623
Revolving credit lines with banks (full recourse)	203,369	214,049
Liability associated with sale of tax benefits	60,247	69,269
Deferred lease income	67,686	68,955
Deferred income taxes	59,755	54,665
Liability for unrecognized tax benefits	6,712	5,875
Liabilities for severance pay	20,857	20,547
Asset retirement obligation	22,118	21,284
Other long-term liabilities	3,789	4,253

Total liabilities	1,369,889	1,408,074

Equity:
The Company’s stockholders’ equity:
Common stock	46	46
Additional paid-in capital	728,873	725,746
Retained earnings	187,048	172,331
Accumulated other comprehensive income	482	595

	916,449	898,718
Noncontrolling interest	7,762	7,926

Total equity	924,211	906,644

Total liabilities and equity	$2,294,100	$2,314,718

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Additional Cash Flows Information

For the Three and Six-Month Periods Ended June 30, 2012 and 2011

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. EBITDA is not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA for the three and six-month periods ended June 30, 2012 and 2011:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net cash provided by operating activities	$30,205	$26,440	$72,079	$39,506
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	13,082	16,528	26,729	28,824
Interest income	(336)	(716)	(724)	(851)
Income tax provision (benefit)	4,309	(1,007)	9,766	(421)
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	3,530	6,433	(5,575)	7,772

EBITDA	$50,790	$47,678	$102,275	$74,830

Net cash used in investing activities	$(4,695)	$(27,817)	$(67,028)	$(135,741)

Net cash provided by financing activities	$(43,406)	$5,040	$(38,253)	$57,758

Depreciation and amortization	$25,013	$24,635	$49,757	$48,005